Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 31, 2023, with respect to the financial statements of Cuentas, Inc. contained in the Registration Statement on Form S-1 and Prospectus. We consent to the use of the aforementioned report in the Registration Statement on Form S-1 and Prospectus, and to the use of our name as it appears under the caption “Experts.”

Yarel + Partners

Tel- Aviv, Israel

July 31, 2023